Strategic Environmental & Energy Resources, Inc. 10-12b

Exhibit 10.1

EQUITY PURCHASE AGREEMENT

For the Purchase of the Membership Units of

MV, LLC

by and among

Mtarri, Inc. and Frederic T. Varani,

as Sellers

and

Strategic Environmental & Energy Resources, Inc.,

as Buyer

as of June 13, 2008

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is made as of June 13, 2008, by and among Strategic Environmental & Energy Resources, Inc., a corporation organized and existing under the laws of the State of Nevada (“Buyer”), and Mtarri, Inc. (“Trost”), and Frederick T. Varani (“Varani”), individuals residing in the State of Colorado (collectively sometimes “Sellers”).  Buyer and Sellers are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, Trost is the record and beneficial owner of six hundred thousand (600,000) membership units (“MV Units”) of MV, LLC, a limited liability company organized and existing under the laws of the State of Colorado (“MV” or the “Company”); and Varani is the record and beneficial owner of six hundred thousand (600,000) MV Units; and such MV Units collectively constitute one hundred percent (100%) of the MV Units;

WHEREAS, MV owns certain cash, equipment, tools, fixtures, office furnishings, accounts receivable, work in progress for which invoices have yet to be sent to customers, leasehold rights to real property, and other assets (including the “Facilities” located at 1511 Washington Ave., Golden, CO 80401 which it utilizes in the ownership, operation and maintenance, and any and all other activities related or incidental to the foregoing, of an engineering  and consulting services business in the United States, based in Colorado (collectively, the “Business”); and

WHEREAS, Sellers desire to sell, and Buyer desires to purchase, for the consideration and on the terms set forth in this Agreement, one hundred percent (100%) of the MV Units (the “Purchased Units”).

NOW THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, hereby agrees as follows:

1.           SALE AND PURCHASE OF PURCHASED UNITS; CLOSING

1.1         PURCHASE OF PURCHASED UNITS

Subject to the terms and conditions of this Agreement, on the Closing Date Sellers will, in accordance with the allocations set forth on Schedule 2.1, sell, transfer and deliver the Purchased Units to Buyer, and Buyer will purchase and assume full ownership and control of the Purchased Units from Sellers, free and clear of any and all Encumbrances.

1.2         CONSIDERATION SHARES

Subject to the terms and conditions of this Agreement, in consideration of the  sale, transfer and delivery to Buyer of the Purchased Units, Buyer will on the Closing Date transfer, assign and deliver to Sellers, in accordance with the allocations set forth on Schedule 2.1, one million two hundred thousand (1,200,000) shares (the “Consideration Shares”) of common stock in Buyer.  For purposes of this Agreement, the Parties agree that the value of the Purchased Units is at least equivalent to the value of the Consideration Shares. Upon the consummation of the Contemplated Transactions, Buyer will own one hundred percent (100%) of the MV Units.

1.3         CLOSING

(a) Subject to the satisfaction and/or waiver of all conditions to Closing set forth in Article 6 hereof (other than those conditions which can be satisfied only by the delivery of documents at Closing), the purchase and sale of the Purchased Units provided for in this Agreement will be consummated at a closing (the “Closing”) to be held at the offices of MV at or around 9:00 a.m. (Mountain Daylight Time) on June 17, 2008, or at such other time and place as the Parties may agree in writing.

(b)  Any representations or warranties made by either party are made to the best of that party’s knowledge that are known, or could or should have been known based upon reasonable efforts or due diligence.

1.4         CLOSING OBLIGATIONS

At the Closing:

(a)           Sellers will deliver to Buyer:

(i)          certificates representing the Purchased Units, duly endorsed (or accompanied by duly executed powers) with such other formalities as may be required under applicable Legal Requirements and otherwise in form reasonably acceptable to Buyer for valid transfer of full title of the Purchased Units to Buyer and for Buyer to assume full ownership and control of the Purchased Units;

(ii)          Tax returns and/or certificates from Governmental Bodies indicating that all Taxes due, as a result of the execution of this Agreement and the transfer of the Purchased Units from Sellers to Buyer and the consummation of the Contemplated Transactions have been paid by Sellers as of the Closing Date.  For the avoidance of doubt, all Taxes due as a result of execution of this Agreement and the transfer of the Purchased Units from Sellers to Buyer shall be for the account of Sellers;

(iii)        copies of any Consents (or waivers in lieu thereof) required of Sellers and the Company in order to consummate the Contemplated Transactions, as provided in Section 3.22 hereof or otherwise;

(iv)        the Unaudited Financial Statements as described in Section 3.19 hereof; and

(v)         such other documents, instruments and certificates as may be required pursuant to Section 6.1 or the Buyer may reasonably request.

(b)           Buyer will deliver to Sellers, for delivery of the Purchased Units and other items referred to in Section 2.4 above:

(i)           the Consideration Shares, duly endorsed (or accompanied by duly executed powers) with such other formalities as may be required under applicable Legal Requirements and otherwise in form reasonably acceptable to Sellers for valid transfer of full title of the Consideration Shares to Sellers and for Sellers to assume full ownership and control of the Consideration Shares;

(ii)          such other documents, instruments and certificates as may be required pursuant to Section 6.2 or Sellers may reasonably request.

2.           REPRESENTATIONS AND WARRANTIES OF SELLERS

Except for the disclosures set forth in the Disclosure Letter prepared and signed by Sellers and delivered to Buyer simultaneously with the execution and delivery hereof, Sellers jointly and severally represent and warrant to Buyer that all of the statements contained in this Article 3 are true and correct as of the date of this Agreement (or, if made as of a specific date, as of such date).  In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Letter (excluding the exceptions set forth in the Disclosure Letter), the statements in the body of this Agreement shall prevail.

Sellers hereby jointly and severally represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:

2.1         ORGANIZATION AND GOOD STANDING

(a)           The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado, with corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

(b)           Sellers have delivered to Buyer true and correct copies of the Organizational Documents of the Company, as amended and in effect as of the date of this Agreement.

2.2         AUTHORITY; NO CONFLICT

(a)            Sellers have the corporate power and authority to consummate the Contemplated Transactions.  The Contemplated Transactions have been duly authorized by each Seller and by the Managing Member(s) of the Company and no other corporate action on the part of Sellers or the Company is necessary to consummate the Contemplated Transactions.

(b)           This Agreement has been duly and validly executed and delivered by Sellers and, assuming the due and valid authorization, execution and delivery thereof by Buyer, is a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, and similar laws of general applicability relating to or affecting creditors’ rights, general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and is entered into in good faith.

(c)           The Contemplated Transactions are legal, valid and binding transactions that, to the Knowledge of Sellers, are not and will not become subject to any claims of any creditors of any Seller or of the Company for any reason.

(d)           The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not:

(i)           conflict with or result in a breach of any provision of the Organizational Documents of the Company or Sellers;

(ii)          conflict with or result in a breach of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order or material agreement to which Sellers or the Company may be subject;

(iii)         require any Consent obtained from, approval of, authorization of, or qualification with any shareholder, sponsor or creditor of Sellers or the Company, or any other Person or Governmental Body, by Sellers or the Company which has not been obtained as of the date of this Agreement, except for the Consents referred to in Section 3.22 of the Disclosure Letter;

(iv)        conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify (A) any mortgage, indenture, loan or credit agreement or any other agreement or instrument evidencing indebtedness for money borrowed, or any financing lease; (B) any agreement concerning the transferability of the Purchased Units or the ownership or control of the Company; in each of (A) and (B) above to which any Seller or the Company is a party or by which any Seller or the Company is bound or to which any Seller’s or the Company’s properties are subject; excluding from the foregoing clauses (ii), (iii) and (iv) such failures, violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

2.3         CAPITALIZATION

(a)           Sellers are the record and beneficial owners of one million, two hundred thousand (1,200,000) MV Units, which constitute all issued and outstanding equity interests in MV, free and clear of all Encumbrances, except for Permitted Encumbrances.  Except as set forth in Section 3.3(a) of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing the MV Units or was registered with MV.  None of the MV Units were issued in violation of any Legal Requirement or in violation of the preemptive rights of any Person, and the MV Units were duly authorized and validly issued and are fully paid and non-assessable.

(b)           There are no contracts or other arrangements obligating Sellers to issue, sell, pledge, dispose of or encumber, nor any options, warrants or rights of any kind to acquire, nor any securities that are convertible into, or exercisable or exchangeable for, any Purchased Units (other than this Agreement); and (ii) there are no contracts or other arrangements obligating the Company to (A) issue, sell or otherwise cause to become outstanding any such option, warrant, right or security, except obligations to Buyer under this Agreement or (B) redeem, purchase or acquire or offer to acquire any Purchased Units.  Other than this Agreement, there are no agreements or understandings concerning the ownership, voting, or disposition of any of the Purchased Units.

2.4         LEGAL PROCEEDINGS; ORDERS

There is no pending Proceeding, and to the Knowledge of Sellers, any Threatened Proceeding that could reasonably be expected to have a Material Adverse Effect and neither Sellers nor the Company is subject to any Order that relates to the Purchased Units, the Facilities, the Business or the Contemplated Transactions.

2.5         BROKERS OR FINDERS

Sellers have not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with the Contemplated Transactions.

2.6         COMPLIANCE WITH LAWS

Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(a)           the Company is, and at all times has been, in full compliance with all Legal Requirements and all Orders of any Governmental Body applicable to it and its assets; and

Notwithstanding the foregoing, this Section 3.7 does not address Environmental Laws, which are addressed exclusively in Section 3.15.

2.7         PERMITS

Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(a)           the Company holds or has received all permits, registrations, notifications, franchises, licenses, certificates, and other authorizations, consents and approvals of all Governmental Bodies required of it in order for such Company to own, operate and maintain the Facilities and to operate the Business (collectively, “Permits”);

(b)           the Company is, and at all times has been, in full compliance with all such Permits; and

(c)           All statements, assertions and calculations in any application for a Permit were and remain true and accurate in all material respects.

2.8         LITIGATION

(a)           Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, there is no claim, action, Proceeding or investigation or inquiry pending or, to Sellers’ Knowledge, Threatened, against or relating to Sellers or the Company before any arbitrator or Governmental Body, and no Order of any court, arbitrator or Governmental Body, which, individually or in the aggregate, may result or has resulted in:

(i)          the institution of legal proceedings to prohibit, delay or restrain, or otherwise interfere with, the Contemplated Transactions;

(ii)         a claim against Buyer or its Affiliates for damages as a result of the consummation of the Contemplated Transactions;

(iii)        a material impairment of Sellers’ ability to perform the Contemplated Transactions; or

(iv)        a Material Adverse Effect.

(b)            To Sellers’ Knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such claim, action, Proceeding, investigation or inquiry.

(c)           Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i)          no Order of any arbitrator or Governmental Body has been issued to the Company or is applicable to the Business, Facilities or any other assets owned or used by the Company; and

(ii)         Sellers are not subject to any Order of any arbitrator or Governmental Body that relates to the business of, or any assets owned or used by, the Company.

2.9         EXISTING CONTRACTS

Section 3.10 of the Disclosure Letter lists a true and complete list of all contracts, agreements, Loan Documents, obligation, promise or undertaking (whether written or oral and whether express or implied), arrangements, leases, real property covenants, restrictions, reservations and title restrictions, and easements of any nature, other than the Permits, to which (a) the Company is a party or by or to which the Company, the Facilities, or any other assets owned or used by the Company, is or are bound, affected by or subject to or (b) Sellers or the Company or any Affiliate of any of them is a party and by which the Company or the Facilities or any related assets are bound, affected or to which they are subject (including any outstanding parent company and/or shareholder loans or advances) (collectively, “Existing Contracts”).

(a)           Except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, there is not under any of the Existing Contracts, any default (and there has not occurred any event that has given or may give rise to any right of termination, cancellation, acceleration or loss of benefit) by the Company or by Sellers or by any Affiliate of any of them, nor any event which, with notice or lapse of time or both, would constitute an event of default by the Company or by Sellers or by any Affiliate of any of them, except for such events of default and other events as to which requisite waivers from the relevant counterparties to the Existing Contracts have been, or prior to Closing will have been, obtained.

(b)           No claim, action, Proceeding or investigation is pending or, to Sellers’ Knowledge, Threatened against the Company or Sellers challenging the enforceability of any of the Existing Contracts.

(c)           Sellers have delivered or made available to Buyer true and complete copies of all Existing Contracts, including all amendments thereto.  There are no oral amendments to any of the Existing Contracts, except where the existence of such oral amendment would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(d)           There are no outstanding claims of customers of the Company arising under any Existing Contract prior to the Closing Date.

2.10       PERSONAL PROPERTY

(a)           The Company has good and valid title to each item of personal property with a value greater than ten thousand Dollars ($10,000) which it purports to own (the “Owned Personal Property”), free and clear of all Encumbrances other than Permitted Encumbrances.

(b)           Section 3.11(b) of the Disclosure Letter lists each item of personal property leased or otherwise used by, but not owned by, the Company (“Leased Personal Property”).  All leases with respect to the Leased Personal Property are listed in Section 3.10 of the Disclosure Letter (as Existing Contracts).

(c)           The Owned Personal Property, along with the Leased Personal Property, constitute all the personal property currently used by the Company to conduct the Business, and are adequate and serviceable for such purposes, subject to normal wear and tear.

2.11       REAL PROPERTY

(a)           Section 3.12(a) of the Disclosure Letter lists all real property interests owned by the Company (the “Owned Real Property”).  The Owned Real Property is owned of record free and clear of all Encumbrances other than Permitted Encumbrances.  Neither Sellers nor the Company has received notice of the institution or proposed institution of any condemnation proceedings in respect of any of the Owned Real Property.  None of the Owned Real Property is leased to any Person.

(b)           Section 3.12(b) of the Disclosure Letter lists all real property interests leased or otherwise used by, but not owned by, the Company (“Leased Real Property”).  All leases with respect to the Leased Real Property are listed in Section 3.10 of the Disclosure Letter (as Existing Contracts).

(c)           No Person other than the Company occupies, or has any claim to occupy, any part of the Owned Real Property or any building occupying the Leased Real Property.

(d)           The Owned Real Property, along with the Leased Real Property, constitute all the real property currently used by the Company to conduct the Business, and are adequate and serviceable for such purposes, subject to normal wear and tear.

2.12       INTELLECTUAL PROPERTY

The Company owns, or is irrevocably licensed or otherwise possesses sufficient legally enforceable rights to use, all patents, patents pending, copyrights, trademarks, service marks, technology, know-how, computer software programs and applications, databases and any other tangible or intangible proprietary information or materials that are currently used to conduct the Business.

2.13       ENVIRONMENTAL COMPLIANCE

(a)           Except as set forth in Section 3.15(a) of the Disclosure Letter:

(i)          No Hazardous Substances are present and there has not been a Release of Hazardous Substances, on, at, beneath, migrating from, or otherwise affecting the Facilities that:  (A) constitutes an unremedied noncompliance with or violation of any Environmental Law if the effect of such violation imposes a Remediation obligation or fine, penalty or other economic liability or imposes any other required activity with respect to such Release of Hazardous Substances on the part of Sellers and/or the Company; (B) currently imposes any Release-reporting obligations on Sellers and/or the Company under any Environmental Law that have not been or are not being complied with; (C) currently imposes any clean-up or Remediation obligations on Sellers and/or the Company under any Environmental Law, or (D) if not Remediated may reasonably be expected to result in any such imposition of obligation or liability described in items (A), (B), or (C);

(ii)         Sellers, the Company, and the Facilities have been and are currently in compliance with all Environmental Laws that apply to the Facilities or otherwise affect the Facilities or the Company;

(iii)        Each of Sellers, the Company and the Facilities (A) has had, and currently has, all Permits required under applicable Environmental Laws for the operation of the Facilities, (B) is in compliance with all such Permits and (C) has not received any written notice, or to Sellers’ Knowledge, any verbal notice, that:  (1) any such existing Permit will be revoked, modified, or terminated; or (2) any pending application for any new such Permit or renewal of any such existing Permit will be denied, delayed, or be subject to additional conditions; and

(iv)        Neither Sellers nor the Company have entered into, and the Facilities are not subject to, any action, Order, suit, investigation, inquiry, Proceeding or agreement of any Governmental Body relating to liability or potential liability under any Environmental Laws, other than matters that have been resolved in a final and binding Proceeding and for which neither the Company, nor the Facilities, has any further liability, cost, or expense exposure;

(v)         There are no material environmental capital expenditures currently required or anticipated under any applicable Environmental Laws in order to maintain or achieve compliance by Sellers and the Company with all applicable Environmental Laws and Permits with respect to the Facilities;

(vi)        There are no liens imposed or in the process of being imposed on the Facilities arising under or pursuant to any Environmental Law and no notices or deed restrictions relating to the presence of Hazardous Substances on such properties are required to be filed or prepared pursuant to any Environmental Law; and

(b)           Except as set forth in Section 3.15(b) of the Disclosure Letter, there are no pending or, to the Knowledge of Sellers, Threatened Proceedings, actions, investigations, inquiries, requests for information, or other claims, liabilities or potential liabilities arising under any Environmental Laws regarding the Facilities or the Release or threatened Release of any Hazardous Substances thereon, therefrom, or adjacent thereto.

2.14       TAX MATTERS

Except for the matters that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(a)           for all periods ending prior to or on the Closing Date, all Tax returns required to be filed by or with respect to MV have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax returns are required to be filed, regardless of when such Tax returns are required to be filed.  Sellers shall reserve rights to obtain necessary information from and have access to all books and records for periods prior to the Closing Date in order to facilitate the preparation of Tax returns, administer audit proceedings and prepare amended Tax returns or refund claims to comply with all Legal Requirements, filing requirements and audit and other Tax-related proceedings for periods prior to or on the Closing Date;

(b)           for all periods ending prior to or on the Closing Date, such Tax returns are or will be true and correct in all material respects, and all Taxes legally due on or prior to the Closing Date have been or will be timely paid;

(c)           the  Company has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;

(d)           no material notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of the Company, which have not been fully paid or finally settled; provided, that any such deficiency shown in Section 3.16(d) of the Disclosure Letter is being contested in good faith through appropriate Proceedings;

(e)           there are no audits, disputes, claims, assessments, deficiency notices, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of Sellers, Threatened against or with respect to the Company by any taxing authority;

(f)            the Company has any liability for the Taxes of any other Person as a transferee or successor, by contract or otherwise;

(g)           No Governmental Body in a jurisdiction where the Company does not file Tax returns has made a claim, assertion, or threat that the Company (or Sellers by virtue of the Company’s operations or ownership of Facilities, as applicable) (i) is or may be subject to taxation by such jurisdiction or (ii) is or may be required to file Tax returns in such jurisdiction;

(h)           The Company has made available to Buyer correct and complete copies of all national, state, and local Tax returns filed with respect to such Company for all Tax years of such Company;

(i)            the Company conducts any Business in or derives income from any national, state, local or foreign jurisdiction other than those jurisdictions for which Tax returns have been duly filed by the Company, as applicable;

(j)            for all periods prior to Closing, the Company has withheld and paid over to the appropriate taxing authority all material Taxes required to be paid or withheld and paid over in connection with amounts paid or owing to any employee, agents or representatives or independent contractor.

2.15       EMPLOYEES; EMPLOYEE LIABILITIES

(a)           The employees listed in Section 3.17 of the Disclosure Letter are the only employees of the Company on the Closing Date.

(b)           There are no employment contracts, severance agreements, retention agreements or incentive plans, oral or written, with any employees of the Company and no oral or written personnel policies, rules, practices or procedures applicable to any employees of the Company, including, but not limited to, with respect to the vacation and sick leave policies of the Company, other than those listed in Section 3.17(b) of the Disclosure Letter, true and correct copies of which have heretofore been made available to the Buyer.  With respect to the employees whose employment contracts are set forth in Section 3.17(b) of the Disclosure Schedule, no Seller has any Knowledge of any such employee’s intent not to continue his employment with the applicable Company after the Closing Date.

(c)           Except for the liabilities which are accrued or reserved against in the Unaudited Financial Statements or disclosed in the notes thereto, the Company does not have any liability or obligation with respect to any employee benefit plan or any employees of the Company’s Affiliates or any other individuals that have performed work at or in connection with the Facilities.

2.16       FINANCIAL STATEMENTS

Sellers have made available to Buyer the unaudited balance sheet and income statement of the Company as of each of the period ending June 13, 2008, and the fiscal years ended December 31, 2007 and December 31, 2006 (collectively, the “Unaudited Financial Statements”).  The Unaudited Financial Statements (i) are complete and correct in all material respects, (ii) fairly present the financial position and results of operations of the Company as of the date thereof and for the periods covered thereby and (iii) are consistent with the books and records of the Company.

2.17       UNDISCLOSED LIABILITIES

The Company does not have any liability or obligation, whether fixed or contingent, secured or unsecured, which is not accrued or reserved against in the Unaudited Financial Statements or disclosed in the notes thereto, except those which (a) were incurred in the ordinary course of business after the date of the Unaudited Financial Statements and (b) may not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.  All Accounts Payable of the Company that were reflected in the Unaudited Financial Statements or that are reflected in the accounting records of the Company as of the Closing Date are a result of bona fide transactions arising in the ordinary course of business and have been paid or are not yet due and payable.

2.18       CONSENTS AND APPROVALS

No Consent is required for or in connection with the consummation of the Contemplated Transactions, except for those Consents listed in Section 3.22 of the Disclosure Letter.

2.19       LABOR MATTERS

Except as would otherwise be reasonably expected to have a Material Adverse Effect:

(a)           Sellers and the Company are in compliance with all Legal Requirements respecting employment and employment practices, occupational health and safety, payroll taxes, accrued benefits, terms and conditions of employment and wages and hours, and there are no claims pending or Threatened in relation to any such matters;

(b)           On the Closing Date and thereafter, neither the Sellers nor the Company will have any obligations or liability, whether funded or not funded, related to any employee benefit plan with respect to any employees assigned to the Facilities at any time prior to the Closing Date; and

(c)           Neither Sellers nor the Company has made any commitments or representations to any Person regarding (i) employment at the Facilities after the Closing Date, (ii) any benefits to be provided after the sale of the Facilities, or (iii) any other terms and conditions of employment following the Closing Date.

2.20       INSURANCE

The Facilities and the tangible assets of the Company are covered by the Insurance Policies and with the coverages, limits and deductibles as set forth on Section 3.24 of the Disclosure Letter.  Such coverages, limits and deductibles have been and continue to be in full force and effect for all periods from and after the date of construction of the Facilities and are sufficient to comply with insurance requirements of the Existing Contracts and all applicable Legal Requirements.  All premiums due with respect to each policy described in Section 3.24 of the Disclosure Letter have been fully paid or accrued.

2.21       ACCOUNTS RECEIVABLE

All of the Accounts Receivable of the Company that were reflected in the Unaudited Financial Statements or that are reflected in the accounting records of the Company as of the Closing Date represented or will represent valid obligations by third parties owed to such Company, arising from services actually performed in the ordinary course of business to or for (as applicable) Persons other than the Company or any of their respective Affiliates.  Except as disclosed in the case of ADI, all such Accounts Receivable are collectible, and no Company has received any notice of any contest, claim or request of setoff from any obligor of any such Accounts Receivable relating to the amount or validity of such Accounts Receivable.

2.22       DEFECTIVE WORK

There are no pending claims for defective work, equipment, materials or services made or performed by the Company against any Person, or against the Company by any Person.

2.23       ACCURACY OF INFORMATION

To the Knowledge of Sellers, Sellers have used their best efforts to furnish or provide access to information to Buyer in response to written requests for information in connection with due diligence from Buyer to Sellers and have not intentionally misled Buyer with respect to such information or intentionally failed to disclose material and adverse information for the purpose of misleading Buyer which Buyer has reasonably requested, and, to the Knowledge of Sellers, no member of Sellers or any Affiliate of any of Sellers, has through the date hereof deliberately avoided acquiring any material and adverse information with respect to Sellers, the Facilities, the Business or the Company.

2.24       AFFILIATED TRANSACTIONS

Except as set forth in Section 3.32 of the Disclosure Letter, and except for payments under an individual’s compensation arrangement as an employee with the Company, none of Sellers, officers, directors, associates or agents or other Affiliates of the Company or members of their families is a party to any agreement (including any lease (for real property or otherwise), contract for employment or contract for the furnishing of services), understanding, indebtedness or proposed transaction with the Company or is directly or indirectly interested in any Existing Contract with the Company.  The Company has not guaranteed or assumed any obligations of their respective officers, directors or other Affiliates or members of any of their families.

2.25       ACCOUNTS; LOCK BOXES; SAFE DEPOSIT BOXES

(a)           Section 3.33 of the Disclosure Letter contains a true and complete list of:

(i)           the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which the Company has an account, including cash contribution accounts, and the names of all Persons authorized to draw thereon or have access thereto; and

(ii)         the location of all lockboxes and safe deposit boxes of the Company, if any; and

(iii)        the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

(b)           Sellers have not commingled monies or accounts of the Company with other monies or accounts of Sellers or relating to their other businesses nor have Sellers transferred monies or accounts of the Company other than to an account of the Company.  All monies and accounts of the Company are held by, and be accessible only to, such Company.

2.26       CERTAIN PAYMENTS

Neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly: (a) made any contribution, gift, bribe, payoff, rebate, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any applicable Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of such Company.

2.27       INVESTMENT INTENTION

Each Seller is acquiring the Consideration Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”).  Each Seller understands that the Consideration Shares have not been registered under the Securities Act, and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

3.           REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

3.1         ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with corporate power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

3.2         AUTHORITY; NO CONFLICT

(a)           Buyer has the corporate power and authority to consummate the Contemplated Transactions.  The Contemplated Transactions have been duly authorized by the Board of Directors of Buyer and no other corporate action on the part of Buyer is necessary to consummate the Contemplated Transactions.

(b)           This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery thereof by Sellers, is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not:

(i)          conflict with or result in a breach of any provision of the Organizational Documents of Buyer;

(ii)         conflict with or result in a breach of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any Order or material agreement to which Buyer may be subject; or

(iii)        require any Consent obtained from, approval of, authorization of, or qualification with any shareholder, sponsor or creditor Buyer, or any other Person or Governmental Body, by Buyer.

3.3         LEGAL PROCEEDINGS

There is no pending Proceeding that could reasonably be expected to have a Material Adverse Effect on Buyer or any of the Contemplated Transactions and to the Knowledge of Buyer, no such Proceeding has been Threatened.

3.4         INVESTIGATION BY BUYER; SELLERS’ LIABILITY

Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was done by Buyer and, to the extent Buyer deemed appropriate, by Buyer’s Representatives based on information made available by Sellers and the Company to the Buyer.  Buyer acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of the Company for such purpose.

3.5         BROKERS OR FINDERS

Buyer has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with the Contemplated Transactions.  Sellers have disclosed the involvement of Wayne Gomez.

3.6         REPORTING STATUS - BUY BACK

Buyer represents that it will make all reasonable efforts to be fully reporting for purposes of SEC standing.  In the event Buyer is not fully reporting by January 1, 2009,  Sellers may, in their individual sole discretion, sell their shares back to the Buyer at $1.00 per share after giving Buyer thirty-day written notice during which time Buyer may cure by complying with this paragraph by becoming fully reporting. This sell back option must be fully consummated on or before January 30, 2009, after which time it will expire.

4.           COVENANTS OF THE PARTIES

4.1         ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:  (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer’s Advisors”) reasonable access to such of Sellers’ and such Company’s personnel, properties, contracts, books and records and other documents and data to which Buyer may reasonably request access; (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records and other existing documents and data as Buyer may reasonably request; and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating and other data and information as Buyer may reasonably request; provided, however, that any such access, investigation and review shall be conducted during normal business hours and so as not to interfere with the normal operations of the Company.

4.2         OPERATION OF THE BUSINESSES OF THE COMPANY

Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

(a)           operate, maintain and repair the Facilities in accordance in all material respects with the ordinary course of business and collect all Accounts Receivable of the Company on a timely basis;

(b)           preserve intact the current business organization of the Company, keep available the services of the current officers, employees and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company;

(c)           confer with Buyer concerning any matters which could reasonably be expected to have a Material Adverse Effect;

(d)           not make any commitments or representations regarding employment at the Facilities or the Company, or any terms or conditions of employment that Buyer might offer to any Person after Closing;

(e)           not grant any express Encumbrance on any assets of the Company, except to the extent (i) required incident to the operation of the assets of such Company and the Facilities in the ordinary course of business, or (ii) required or evidenced by any Existing Contract, and then only to the extent that the Encumbrances identified in (i) and (ii) above would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect;

(f)           maintain in full force and effect the Insurance Policies with the coverages, limits and deductibles set forth in Section 3.24 of the Disclosure Letter;

(g)           not take any action which would cause any of Sellers’ representations and warranties set forth in Article 3 to be incorrect in any material respect as of the Closing;

(h)           take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the following changes or events is likely to occur:

(i)           payment or increase by the Company of any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the ordinary course of business) employee or entry into any employment, severance or similar contract with any shareholder, director, officer or employee;

(ii)         adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of the Company;

(iii)        damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, financial condition or prospects of the Company, taken as a whole, or the Facilities or the Business;

(iv)        sale (other than in the ordinary course of business pursuant to this Agreement), lease, or other disposition of any asset or property of the Company or mortgage, pledge or imposition of any lien or other encumbrance on any asset or property of the Company (other than the Purchased Units).

4.3         REQUIRED APPROVALS

(a)           As promptly as practicable after the date of this Agreement, each Party shall (and in the case of Sellers, Sellers shall cause the Company to) commence reasonable action and shall use its commercially reasonable efforts to obtain all applicable Consents as required by the terms of this Agreement or as may be necessary or appropriate to authorize, approve or permit the consummation of the Contemplated Transactions, and the filing of any necessary reports with the Securities and Exchange Commission, on or prior to the Closing Date in accordance with the terms of this Agreement.

(b)           Between the date of this Agreement and the Closing Date, each Party shall (and in the case of Sellers, Sellers shall cause the Company to) cooperate with the other Party or Parties (a) with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions; and (b) in obtaining all Consents identified in Section 3.22 of the Disclosure Letter and as set forth in Article 6 of this Agreement.

4.4         NOTIFICATION

(a)           Between the date of this Agreement and the Closing Date, each Party will promptly notify the other Party or Parties in writing of any fact or condition that causes or constitutes a Breach of any representations and warranties provided by such Party (or, in the case of Sellers, any of the other Sellers) as of the date of this Agreement or if such Party becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

4.5         UPDATE OF DISCLOSURE LETTER

Sellers may from time to time prior to or on the Closing Date, by notice in accordance with this Agreement, supplement or amend the Disclosure Letter, including one or more supplements or amendments to (a) correct any matter that would otherwise constitute a Breach of any representation, warranty or covenant contained herein.

4.6         NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Article 7 of this Agreement, Sellers will not directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Purchased Units or the Facilities or the Business, or any merger, consolidation, business combination or similar transaction involving the Company, the Facilities, or the Business.

4.7         RISK OF LOSS

(a)           Following the date of this Agreement and through and expiring upon the Closing, all risk of loss or damage to the Facilities shall be borne by Sellers.

4.8           POST-CLOSING OBLIGATIONS

After the Closing:

(a)           Unless the Parties agree otherwise in writing, Buyer, as the sole member of MV after the Closing, shall use commercially reasonable efforts to make reasonable capital contributions to MV in amount to be agreed upon in good faith among the parties.

4.9         NO SOLICITATION OF EMPLOYEES, SUPPLIERS OR CUSTOMERS

No Seller shall, and shall not permit any Affiliate of any Seller to, from and after the Closing Date, and for a period of three (3) years thereafter, directly or indirectly, for itself or on behalf of any other Person, employ, engage or retain any Person who, at any time during the twelve (12)-month period immediately preceding the Closing Date, shall have been an employee of the Company, or contact any supplier, customer or employee of the Company for the purpose of soliciting or diverting any such supplier, customer or employee from the Company.

5.           CONDITIONS TO CLOSING

5.1         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Buyer’s obligation to purchase the Purchased Units and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions in form and substance reasonably satisfactory to Buyer (any of which may be waived by Buyer in writing, in whole or in part):

(a)           Accuracy of Representations.  All of Sellers’ representations and warranties in this Agreement shall be true and complete in all respects as of the date of this Agreement and on and as of the Closing Date as if made on and as of the date of this Agreement and again on the Closing Date (without giving effect to any supplement to the Disclosure Letter unless accepted by Buyer in writing after the time of execution and delivery of this Agreement).

(b)           Consents.  Each Consent identified in Section 3.22 of the Disclosure Letter, as supplemented and/or amended from time to time, shall have been obtained in a form and substance reasonably acceptable to Buyer and shall be in full force and effect.

(c)           Additional Documents.  Such other documents as Buyer may reasonably request for the purpose of evidencing the accuracy of any of Sellers’ representations and warranties, evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers and evidencing the satisfaction of any condition referred to in this Section 6.1.

(d)           No Proceedings.  There shall not have been commenced or Threatened against either Party, or against any Person affiliated with either Party, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions.

(e)           No Claim Regarding Purchased Unit Ownership or Sale Proceeds.  There shall not have been made or Threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of the Purchased Units (other than Buyer or Sellers), or (ii) is entitled to all or any portion of the Consideration Shares to be delivered in exchange for the Purchased Units.

(f)           No Injunction.  There shall not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the sale of the Purchased Units by Sellers to Buyer or any of the Contemplated Transactions, and (ii) has been adopted or issued, or has otherwise become effective.

(g)           Unaudited Financial Statements.  Buyer shall have received from Sellers the Unaudited Financial Statements of the Company.

(h)           No Material Adverse Effect.  No event or events shall have occurred that, individually or in the aggregate, have, or are reasonably likely to have, a Material Adverse Effect on the Company, the Facilities or the Business or on any of the assets, businesses, operations, financial condition or prospects of the Company.

5.2         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

Sellers’ obligation to sell the Purchased Units and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions in form and substance reasonably satisfactory to Sellers (any of which may be waived by Sellers, in whole or in part):

(a)           Accuracy of Representations.  All of Buyer’s representations and warranties in this Agreement shall be true and complete in all respects as of the date of this Agreement and on and as of Closing Date as if made on and as of the date of this Agreement and again on the Closing Date.

(b)           Additional Documents.  Such other documents as Sellers may reasonably request for the purpose of evidencing the accuracy of any of Buyer’s representations and warranties, evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer and evidencing the satisfaction of any condition referred to in this Section 6.2.

(c)           No Injunction.  There shall not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the sale of the Purchased Units by Sellers to Buyer or any of the Contemplated Transactions, and (ii) has been adopted or issued, or has otherwise become effective.

6.           TERMINATION

6.1         TERMINATION EVENTS

This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)           by Buyer (i) if a material Breach has been committed by Sellers, and such Breach is reasonably likely to have a Material Adverse Effect and has not been waived by Buyer, or (ii) if any of the conditions in Section 6.1 of this Agreement has not been satisfied as of thirty (30) days after the date hereof or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before such date;

(b)           by Sellers (i) if a material Breach has been committed by Buyer and such Breach is reasonably likely to have a Material Adverse Effect and has not been waived by Sellers, or (ii) if any of the conditions in Section 6.2 has not been satisfied as of thirty (30) days after the date hereof or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before such date;

(c)           by mutual consent of Buyer and Sellers;

(d)           by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply with its obligations under this Agreement) as of thirty (30) days after the date hereof, or such later date as Buyer and Sellers may agree upon; or

(e)           by either Buyer or Sellers if any Governmental Body shall have issued an Order or taken any other action which prohibits the acquisition by Buyer of the Purchased Units or the consummation of the Contemplated Transactions.

6.2         EFFECT OF TERMINATION

In the event of the termination of this Agreement by any Party pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination of this Agreement is made, and there shall be no liability or obligation thereafter on the part of any Party except as provided in Article 8 hereof prior to such termination.

7.           GENERAL PROVISIONS

7.1         EXPENSES

Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.  Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a Breach of this Agreement by another Party.

7.2         NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case, to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties in accordance with this Section):

Sellers:

Strategic Environmental & Energy Resources, Inc.
7801 Brighton Road
Commerce City, CO  80022
Attention:  J. John Combs III

Buyer:

MV, LLC
1511 Washington Avenue
Golden, CO  80401
Attention:  Paul B. Trost

7.3         FURTHER ASSURANCES

Buyer and Sellers agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, in each case, all as the other Party or Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

7.4         ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements (whether oral or in writing) by and among the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement among the Parties with respect to its subject matter and is not intended to confer any rights or remedies upon any Person other than the Parties.  This Agreement may not be amended except by a written agreement executed by Buyer and Sellers.

7.5         ARBITRATION

Buyer and Sellers hereby agree that all disputes arising out of or in connection with this Agreement or the Breach, termination or validity thereof (“Dispute”) shall be finally settled under the Rules of Arbitration of the American Arbitration Association (“AAA”), then in effect (the “Rules”) by one (1) arbitrator.  The hearing shall take place in Denver, Colorado.  The award may include an award of interest, legal fees and costs of the arbitration.  The award shall be final, binding and conclusive upon the Parties.  Each Party shall have the right to have the award enforced by any court of competent jurisdiction.

7.6         ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

Neither Buyer nor Sellers may assign any of its rights under this Agreement without the prior written consent of the other Party or Parties, except that Buyer may assign any of its rights under this Agreement to any Affiliate or Subsidiary of Buyer without such consent of Sellers.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of, the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their permitted successors and assigns.

7.7         SEVERABILITY

If any provision of this Agreement is determined to be void, illegal, invalid, unenforceable or contrary to public law or policy, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement so determined to be void, illegal, invalid, unenforceable or contrary to public law or policy only in part or degree shall not affect the validity or enforceability of the remaining provisions of this Agreement.

7.8         GOVERNING LAW

This Agreement will be governed by the laws of the State of Colorado without regard to conflicts of laws principles.

7.9         COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

7.10       CONFLICT BETWEEN AGREEMENT AND ATTACHMENTS, ETC.

In the event of conflict between this Agreement and the Exhibits and Schedules attached to this Agreement, this Agreement shall prevail.

7.11       EXHIBITS AND SCHEDULES

All Exhibits and Schedules to this Agreement form part of this Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

“Buyer”:

STRATEGIC ENVIRONMENTAL & ENERGY RESOURCES, INC

By:	/s/ J. John Combs III
Name:	J. John Combs III
Title:	Chief Executive Officer

“Sellers”:

Mtarri, Inc., by Paul B. Trost, President

/s/ Paul B. Trost

Fred Varani

/s/ Fred Varani

MV, LLC

By:	/s/ Paul B. Trost
Name:	Paul B. Trost, Manager

By:	/s/ Fred Varani
Name:	Fred Varani, Manager

Schedule 2.1
Purchase and Sale of Purchased Units; Allocation of Consideration Shares

Name	MV Units Sold	Consideration Shares Received
Mtarri, Inc.Paul Trost	600,000	600,000
Fred Varani	600,000	600,000

Schedule 5.9(c)
Personal Liabilities

Trost and Varani (individually):

1.           Personal Liabilities under that certain